Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Operating Committee
CDM Resource Management, Ltd.:

We have audited the accompanying balance sheets of CDM Resource Management Compression Business (as defined in Note 1(a)) as of December 31, 2007 and 2006, and the related statements of operations, partners’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDM Resource Management Compression Business as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years ended December 31, 2007 and 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
July 2, 2008

CDM RESOURCE MANAGEMENT COMPRESSION BUSINESS
Balance Sheets
December 31, 2007 and 2006
(In thousands)
Assets	2007	2006
Cash	$205	$1,514
Trade accounts receivable, net	14,116	10,815
Other accounts receivable	3,330	4,175
Unbilled revenue	1,024	1,502
Prepaid expenses and other	1,773	752
Advances to affiliate	—	7,532
Lubrication oil and coolants	1,046	878
Total current assets	21,494	27,168

Other receivables – long-term	4,506	3,333
Property and equipment, net	361,235	225,614
Assets under capital leases, net	16,417	17,099
Goodwill	2,138	2,138
Other assets, net	24	427
Total other assets	384,320	248,611

Total assets	$405,814	$275,779
Liabilities and Partners’ Equity
Trade accounts payable	$25,060	$10,303
Other accounts payable	365	520
Accrued liabilities	3,684	2,367
Deferred revenue	7,184	3,975
Current portion of long-term debt	283,222	—
Current portion of obligations under capital leases	1,829	1,686
Total current liabilities	321,344	18,851

Long-term debt	—	172,717
Obligations under capital leases, net of current portion	10,831	12,431
Total long-term debt	10,831	185,148

Total liabilities	332,175	203,999

Partners’ equity:
Partners’ equity	73,639	74,780
Less note receivable from related party	—	(3,000)
Total partners’ equity	73,639	71,780
Commitments and contingencies
Total liabilities and partners’ equity	$405,814	$275,779
See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT COMPRESSION BUSINESS
Statements of Operations
Years Ended December 31, 2007 and 2006
(In thousands)
	2007	2006
Revenues:
Operating revenue	$91,161	$61,054
Reimbursed installation services revenue	5,453	6,636
Total revenues	96,614	67,690
Costs and expenses:
Cost of operations	42,133	26,190
Reimbursed installation services expense	5,453	6,636
General and administrative expense	16,335	8,153
Depreciation expense	12,003	7,311
Gain on sale of assets	(228)	(64)
Total costs and expenses	75,696	48,226

Operating income	20,918	19,464

Other income (expense):
Interest expense, net of capitalized interest	(18,732)	(10,928)
Interest income	202	108
Total other expense	(18,530)	(10,820)

Income before income tax expense	2,388	8,644
Income tax expense	379	—
Net income	$2,009	$8,644
See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT COMPRESSION BUSINESS
Statements of Partners’ Equity
Years ended December 31, 2007 and 2006
(In thousands)
Balance, December 31, 2005	$61,572
Capital contributions, net of transaction costs of $436	4,564
Net income	8,644
Balance, December 31, 2006	74,780
Distributions	(150)
Note receivable redemption	(3,000)
Net income	2,009
Balance, December 31, 2007	$73,639
See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT COMPRESSION BUSINESS
Statements of Cash Flows
Years ended December 31, 2007 and 2006
(In thousands)
	2007	2006
Cash flows from operating activities:
Net income	$2,009	$8,644
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation expense	12,003	7,311
Amortization of deferred loan costs	306	150
Bad debt expense	120	134
Gain on sale of assets	(228)	(64)
Changes in operating assets and liabilities:
Trade receivables	(4,594)	(5,864)
Other receivables	845	(4,909)
Unbilled revenue	478	207
Prepaid expenses and other	(567)	(104)
Lubrication oil and coolants	(168)	(369)
Other assets	(7)	17
Trade accounts payable	7,673	(611)
Other accounts payable	(155)	520
Accrued liabilities	1,167	1,144
Deferred revenue	3,209	1,872
Net cash provided by operating activities	22,091	8,078

Cash flows from investing activities:
Proceeds from sale of equipment	4,723	949
Advances to affiliate	7,532	(4,829)
Additions to property and equipment	(144,258)	(107,228)
Net cash used in investing activities	(132,003)	(111,108)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	122,505	101,005
Principal payments on long-term debt	(12,000)	—
Debt issuance costs	(350)	(250)
Principal payments on obligations under capital leases	(1,552)	(1,592)
Contributions by partners, net of transaction costs	—	4,564
Net cash provided by financing activities	108,603	103,727
Net increase (decrease) in cash and cash equivalent	(1,309)	697
Cash and cash equivalents, beginning of year	1,514	817
Cash and cash equivalents, end of year	$205	1,514

Supplemental disclosure of cash flow information:
Cash paid for interest	$859	$956
Noncash interest added to credit facility	18,372	10,336
Fixed asset additions in accounts payable and accrued liabilities	12,345	5,261
Noncash additions to capital lease	95	—

See accompanying notes to financial statements.

CDM RESOURCE MANAGEMENT COMPRESSION BUSINESS

Notes to Financial Statements

December 31, 2007 and 2006

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying financial statements and related notes of CDM Resource Management Compression Business (the Partnership) present the financial position, results of operations, cash flows and changes in partners’ equity of the natural gas contract compression services business conducted by the Partnership.  The accompanying financial statements exclude the results of operations of the natural gas processing business conducted by the Partnership’s wholly-owned subsidiary, CDM Max, LLC.  For the purposes of this presentation, CDM Max, LLC is viewed as an affiliate of the Partnership.

The financial statements were prepared in conformity with the United States generally accepted accounting principles.

Certain reclassifications of prior year balances have been made to conform such amounts to corresponding current year classifications. These reclassifications had no impact on net income.

Certain costs related to the use of centralized corporate functions such as legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and other corporate services and the use of facilities that support these functions were allocated to CDM MAX, LLC and are not included in the Partnership’s financial statements. The allocation methodologies vary based upon the nature of the charge and include, among other things, revenue, employee headcount and net assets. The Partnership’s management believes that the allocation methodologies used to allocate indirect costs to CDM MAX, LLC are reasonable.

Effective December 11, 2007, the owners of all the outstanding partnership interests in the Partnership executed the Restructure Agreement (Restructure Agreement) in which the partners agreed to restructure the Partnership’s ownership such that a 99.999% limited partnership interest in the Partnership is held by CDMR Holding, LLC, a Delaware limited liability company (CDMR), and a 0.0001% general partnership interest in the Partnership is held by CDM OLP GP, LLC, a Delaware limited liability company wholly owned by CDMR (OLP GP). This aspect of the Restructure Agreement was implemented by way of the Eighth Amended and Restated Agreement of Limited Partnership (Amendment) effective as of December 11, 2007. CDMR is therefore the sole limited partner of the Partnership, and OLP GP is the sole general partner of the Partnership.

The Restructure Agreement and the Amendment, among other things, also resulted in (i) an assignment by the Partnership to CDMR of the promissory note dated May 23, 2003 payable by an affiliate in the original principal amount of $3,000,000, and (ii) a restructure in the ownership of CDM MAX, LLC, a Texas limited liability company, such that it became 100% owned by CDMR, as sole member.

(b)	Use of Accounting Estimates

The Partnership is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. The Partnership based its estimates on historical experience, available information and various other assumptions it believes to be reasonable under the circumstances. The Partnership evaluates its estimates on an ongoing basis; however, actual results may differ from these estimates.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments that are both readily convertible to known amounts of cash, and have original maturities of three months or less.

(d)	Trade Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable. The Partnership determines the allowance based upon historical write-off experience and specific identification. The Partnership does not have any off-balance sheet credit exposure related to its customers.

The activity in the Partnership’s allowance for doubtful accounts is as follows:

	December 31,
	2007	2006
	(in thousands)
Balance at beginning of period	$106	—
Additions charged to bad debt expense	120	134
Write-offs charged to the allowance	(78)	(28)
Balance at end of period	$148	106

(e)	Other Accounts Receivable

Other accounts receivable primarily consist of reimbursable and pass-through items charged to the customer in accordance with the terms of the applicable customer contract. These include $3.3 million and $2.7 million in 2007 and 2006, respectively, of reimbursed installation services – revenue receivables (see note (1)(m)), and $1.4 million in 2006, of current portion of receivables from customers related to use tax and ad valorem taxes (see note (1)(o)).

(f)	Advances to Affiliate

The advances to affiliate are related to funds advanced to CDM MAX, LLC. The Partnership charged CDM MAX, LLC interest of $0.1 million and $0.2 million for 2007 and 2006, respectively, on the average monthly balance. The monthly interest rate used was the same rate on the Partnership’s credit facility, which ranged from 7.5% to 8.5% during 2007 and 2006, respectively. On February 28, 2007, the Partnership received repayment from CDM MAX, LLC of $7.5 million, including $0.3 million of cumulatively accrued interest on those advances.

(g)	Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Major overhauls and improvements that extend the life of an asset are capitalized. Maintenance and repairs are expensed when incurred. Work in progress includes natural gas compression units under construction or ready for deployment. Depreciation of these units begins when the asset is placed in service. The Partnership capitalizes interest on work in progress while under construction. The Partnership capitalized interest costs of $1.1 million and $0.4 million for the years ended December 31, 2007 and 2006, respectively.

Property and equipment also consists of component inventory as well as spare parts maintained on hand to repair and maintain the operation of the gas compression units. Spare parts are expensed when consumed.

(h)	Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets. The Partnership follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. There was no impairment recorded for goodwill during 2007 or 2006.

(i)	Other Assets

Other assets primarily consist of $0.5 million and $0.4 million of debt issuance costs at December 31, 2007 and 2006, respectively, which are being amortized over the term of the Partnership’s credit facility. The Partnership’s credit facility matures in December 2008, and therefore, debt issuance costs of $0.5 million at December 31, 2007 are classified as a current asset in prepaid expenses and other.

(j)	Long-lived Assets

Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented on the balance sheet, no longer depreciated and reported at the lower of carrying amount or fair value, less costs to sell.

(k)	Other Accounts Payable

Other accounts payable primarily consist of reimbursable and pass-through items which are subsequently billed to the customer in accordance with the terms of the applicable customer contract.

(l)	Revenue Recognition

Revenue is recognized by the Partnership using the following criteria: (a) persuasive evidence of an arrangement, (b) delivery has occurred or services have been rendered, (c) the customer’s price is fixed or determinable and (d) collectibility is reasonably assured.

Revenues from natural gas contract compression services are recognized under either a fixed fee contract or a throughput contract. Services under fixed fee contracts are billed monthly, in advance of the period in which the services are provided, and the revenue is recognized as deferred revenue on the balance sheet until earned in the subsequent month. Services under throughput contracts are billed based upon a rate per thousand cubic feet (Mcf) applied to the volume of natural gas compressed as determined by gas flow meter readings. Estimates of revenue under throughput contracts are accrued as unbilled revenue on the balance sheet and billed in the month following the month in which the services are provided.

(m)	Reimbursed Installation Services Revenue and Expense

Reimbursed installation services revenue and expense consist of certain expenses incurred by the Partnership while contracting with third-party vendors during the installation of a compression unit, and the Partnership subsequently bills the customers for reimbursement of these expenses. Accordingly, the amount of these expenses are reflected both as a revenue and as an expense in the Partnership’s statements of operations in accordance with Emerging Issues Task Force (EITF) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent and EITF 01-14 Income Statement Characterization of Reimbursements Received for “out-of-pocket” Expenses Incurred.

(n)	Income Taxes

The Partnership is a partnership for income tax purposes and therefore has not been subject to federal income taxes or state income taxes. The income tax on the Partnership’s net income is borne by the individual partners through the allocation to them of taxable income. Net income for financial statement purposes may differ significantly from taxable income for income tax purposes as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement. The aggregate difference between the basis of net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax basis is not available to us.

The Partnership accrued an estimated $0.4 million in Texas margin tax for the year ended December 31, 2007 as a result of the recently amended Texas franchise tax which is effective January 1, 2007 and is calculated based upon the calendar year 2007 operating results. This tax is reflected in our financial statements as an income tax in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the classification of this tax as an income tax for reporting purposes.

(o)	Other Receivables – long term

Other receivables – long-term consist of use tax incurred by the Partnership and passed through to its customers per the Partnership’s contractual agreements with its customers. With respect to certain taxes, the Partnership has paid the taxes to the specific governmental authority and has allowed its customers to reimburse it for such taxes over the life of the customers’ noncancelable service contracts. Such receivable amounts with a due date greater than one year are classified as long-term. The Partnership accounts for such taxes incurred on behalf of its customers and subsequently reimbursed on a net basis under EITF 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement. Receivables from customers and payables due to taxing authorities in connection with customer contracts are recorded in other accounts receivable and other accounts payable in the accompanying financial statements.

The Louisiana Department of Revenue Ruling 04-009 (released in December 2004) reversed the sales and use tax regime that had been in place in Louisiana relating to natural gas contract compression services and purported to make natural gas contract compression services subject to sales tax. The Partnership does not believe that our services fall within the scope of this revenue ruling, but the Louisiana Department of Revenue on August 17, 2007, refused to address a letter ruling request the Partnership submitted to obtain clarification of this matter. In light of the contradictory application of this ruling by the State and several parishes and to minimize future uncertainty and legal expense relating to this revenue ruling, the Partnership began collecting and remitting sales tax on all services provided in Louisiana effective with invoices in October 2007 with the exception of four parishes, which retained the use tax method of taxation. Under either a sales tax or use tax regime, the Partnership passes through these tax obligations to our customers; therefore the tax obligations and the changes resulting from the revenue ruling have little or no impact on our results of operations.

The Partnership has estimated the sales tax obligations associated with our services for the calendar years 2006 and 2007 for the State of Louisiana and each of its parishes in which the Partnership operates and believes that the amount of use tax that we have previously paid will be replaced with sales tax obligations, which will indicate that the Partnership has made an overpayment to the State of Louisiana and the applicable parishes. Since October 2007, the Partnership has been undergoing audits with the State of Louisiana and certain parishes. In March 2008, the Partnership received from the State of Louisiana a refund of $1.3 million in use tax paid, net of sales tax owed as well as accrued interest of $0.2 million.

In our arrangements with customers, the Partnership has previously recorded a long-term accounts receivable related to use tax due from our customers. As the Partnership determines that the applicable arrangements are subject to sales tax rather than use tax, the Partnership will reclassify this receivable due from our customers and record a receivable due from the State of Louisiana and certain parishes for prior overpayment of use taxes. While the ultimate settlement of these amounts due will not be finalized until the Partnership has finalized all returns with each of the parishes and the State of Louisiana, the change in our Louisiana sales and use tax remittances and the related reclassifications of accounts receivable are not expected to materially affect our financial position, liquidity or results of operations.

(2)	Lubrication Oil and Coolants

	December 31,
	2007	2006
	(in thousands)
Lubrication oil and coolants	$1,046	$685
Miscellaneous	—	193
Total	$1,046	$878

(3)	Property and Equipment

	Estimated
	useful
	lives	December 31,
	(years)	2007	2006
Natural gas compression units	10 – 30	$332,140	$212,051
Natural gas treatment equipment	15	1,263	1,110
Spare parts and components	—	10,127	7,767
Transportation equipment	5	1,616	1,035
Other field related assets	5 – 10	842	593
Office furniture and equipment	3 – 5	2,871	1,259
Leasehold improvements	5	641	148
		349,500	223,963
Work in progress		40,727	19,894
Less accumulated depreciation		(28,992)	(18,243)
Total		$361,235	$225,614

(4)	Debt

In December 2005 the Partnership entered into a $100 million Asset Based Lending credit facility with JP Morgan Chase Bank, N.A. secured by all the assets of the Partnership and containing fixed charge coverage and compression unit utilization covenants. Under the credit facility, interest expense is added to the outstanding loan balance monthly as it accrues. The Partnership utilized the proceeds from the initial draw from the credit facility to pay off loans and certain leases secured by compression units and to pay off the outstanding balance on a construction line of credit.

The credit facility was increased on August 29, 2006 to $200 million, on April 10, 2007 to $250 million and on September 6, 2007 to $300 million.

The Partnership obtained a waiver and Amendment No. 4 to its credit facility effective February 28, 2007 from its syndicated bank group, covering a breach of a negative covenant related to advances to its wholly owned subsidiary, CDM MAX, LLC. This waiver covers the period from inception of the breach through February 28, 2007, which was also the date the breach was cured by repayment to the Partnership of the funds advanced to CDM MAX, LLC.

	December 31
	2007	2006
	(In thousands)
Note payable to lender, secured by compression units, at an interest rate of 7.5% and 8.5 at December 31, 2007 and 2006, respectively, and due in December 2008	$283,222	$172,717
Less current portion	(283,222)	—
Total	$—	$172,717

The total interest cost incurred by the Partnership was $19.8 million and $11.2 million for the years ended December 31, 2007 and 2006, respectively. In 2007 and 2006, the Partnership added $18.5 million and $10.4 million, respectively, of interest expense and fees to the outstanding loan balance.

(5)	Capital Leases

The Partnership leases certain natural gas compression units from a finance company under various 10-year capital leases, expiring between 2012 and 2013.

	Estimated
	useful lives	December 31
	(years)	2007	2006
		(In thousands)
Compression units	30	$20,271	$20,271
Less accumulated depreciation		(3,854)	(3,172)
		$16,417	$17,099

The following is a schedule by years of future minimum lease payments under the Partnership’s capital leases together with the present value of the net minimum lease payments as of December 31, 2007 (in thousands):

Year ended December 31:
2008	$2,572
2009	2,572
2010	2,572
2011	2,534
2012	3,919
Thereafter	901
Total minimum lease payments	15,070
Less interest	(2,410)
Present value of minimum lease payments	12,660
Less current portion	(1,829)
Obligation under capital leases, net of current portion	$10,831

(6)	Employee Benefit Plan

The Partnership sponsors a 401(k) plan, which covers all employees with 90 days of full-time service. Under the plan, eligible participants may contribute a percentage of their eligible salary not to exceed the maximum established by the Internal Revenue Code. The effective date of the plan is January 1, 2001. The plan year begins on January 1 and ends on December 31.

As part of the Partnership’s 401(k) plan, the Partnership is authorized to provide its employees with (i) a discretionary matching contribution, (ii) a discretionary contribution, and (iii) a special discretionary contribution. All such contributions and percentages, if any, are determined annually at the sole discretion of the Partnership. The discretionary contribution and the special discretionary contribution are available to qualifying participants who are employed on the last day of the plan year and who have completed one full year of service. Any discretionary matching contribution is equal to a percentage of the employees’ contributions to the 401(k) plan. Any special discretionary contribution is equal to a percentage of the participants’ compensation. Partnership contributions vest ratably over a five-year period except in the event of death, total and permanent disability, or upon reaching retirement age (55), in which event all of the Partnership’s contributions for the account of those employees fully vest. In the event of death, disability or retirement, all participants will receive all the contributions referred to above for the plan year, regardless of the number of hours of service credited in the year of death, disability or retirement.

The Partnership’s contributions to the plan were $0.8 million and $0.4 million for the years ended December 31, 2007 and 2006, respectively.

(7)	Commitments

The Partnership leases natural gas compression units from a finance company under ten-year operating leases, expiring between July 2009 and September 2011, and also leases its office premises under operating leases through 2012. Total rental expense amounted to $4.3 million and $3.6 million for the years ended December 31, 2007 and 2006, respectively. Future minimum lease payments under the current lease terms as of December 31, 2007 are (in thousands):

Year ended December 31:
2008	$4,335
2009	3,956
2010	2,497
2011	1,708
2012	644
Thereafter	—
$13,140

As of December 31, 2007, the Partnership also has equipment/capital purchase commitments in the amount of $36.6 million.

(8)	Related Party Transactions

The Partnership provided natural gas contract compression services to its affiliate CDM MAX, LLC and recognized $3.0 million and $1.8 million of operating revenue in 2007 and 2006, respectively, and had a trade accounts receivable balance of $0.3 million and $0.2 million as of December 31, 2007 and 2006, respectively.

The Partnership is a party to a User Agreement with CW Services, LLC for use of a facility related to business development. CW Services, LLC is owned by five members of the Partnership’s senior management. Payments to CW Services, LLC were $0.4 million and $0.3 million for the years ended 2007 and 2006, respectively.

(9)	Business and Credit Concentrations

During 2007, two customers accounted for approximately 30% and 10% of the Partnership’s operating revenue. These two customers accounted for approximately 42% and 15% of the Partnership’s trade accounts receivable at December 31, 2007. During 2006, two customers accounted for approximately 36% and 11% of the Partnership’s operating revenue. These two customers accounted for approximately 48% and 8% of the Partnership’s trade accounts receivable at December 31, 2006.

(10)	Recent Accounting Pronouncements

On December 4, 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (SFAS 160), which change the accounting and reporting related to noncontrolling interests in a consolidated subsidiary. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on the Partnership’s financial position or results of operations.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R), which changes the accounting for business combinations both during the period of the acquisition and in subsequent periods. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141R is not expected to have a material effect on the Partnership’s financial position or results of operations.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with early adoption permitted provided the entity also elects to apply the provisions of SFAS 157. The adoption of SFAS 159 is not expected to have a material effect on the Partnership’s financial position or results of operations.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measures. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with early adoption encouraged. The provisions of SFAS 157 are to be applied on a prospective basis, with the exception of certain financial instruments for which retrospective application is required. The adoption of SFAS 157 is not expected to have a material effect on the Partnership’s financial position or results of operations.

In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, which became effective January 1, 2007. FIN No. 48 addressed the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN No. 48, the Partnership must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The adoption of FIN No. 48 did not have a material effect on the Partnership’s financial position or results of operations.

The Partnership’s adoption of FIN No. 48 on January 1, 2007 did not result in a cumulative effect adjustment to “partners’ equity” on the Partnership’s balance sheet. The Partnership’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

(11)	Subsequent Events

On December 11, 2007, the Partnership entered into a definitive Agreement of Merger with Regency whereby Regency would acquire the Partnership for an amount equal to approximately $655 million comprised of cash, certain assumed debt and Regency partnership units. On January 15, 2008, the merger was consummated.